Exhibit 16.1                                                   December 20, 2004



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington DC 20549
USA


Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K Current Report of Advanced Plant Pharmaceuticals, Inc.'s dated December 20, 2004 and are in agreement with the statements contained in the first, second, and last paragraphs of that Item. We have no basis to agree or disagree with any other statements of Advanced Plant Pharmaceuticals, Inc. contained therein.

                                             Very truly yours,



                                             /s/ Livingston, Wachtell & Co., LLP
                                             -----------------------------------
                                             Livingston, Wachtell & Co., LLP





cc: Advanced Plant Pharmaceuticals, Inc.